Exhibit 10.2

FIRST AMENDMENT

TO THE SIXTH AMENDED AND RESTATED

SYSCO CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT TO THE SIXTH AMENDED AND RESTATED SYSCO CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (this “Amendment”).

WHEREAS, Sysco Corporation (“Sysco”) has adopted that certain Sixth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan (the “Plan”) pursuant to a plan document effective as of August 27, 2010;

WHEREAS, pursuant to Section 9.1 of the Plan, the Compensation Committee of Sysco (the “Committee”) may amend the Plan at any time by an instrument in writing; and

WHEREAS, the Committee has determined to amend the Plan to (i) remove that certain provision that allows a new participant to defer salary for the calendar year of entry; (ii) conform certain provisions to administrative practice; and (iii) make certain changes to Sysco’s right to recover assets from the trust established to fund Sysco’s obligations under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 16, 2012.

(Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)

1.	Article I of the Plan is hereby amended by adding the following definitions:

“Trust. “Trust” shall mean the trust established pursuant to the Trust Agreement.

Trust Agreement. “Trust Agreement” shall mean the Third Amended and Restated Grantor Trust under the Sysco Corporation Executive Deferred Compensation Plan, as may be further amended and/or restated from time to time.

Trustee. “Trustee” shall mean the trustee as defined in the Trust Agreement.”

2.	Section 3.3 of the Plan is hereby deleted in its entirety and replaced with the following:

“3.3 Salary Deferral Election . A Participant may elect to defer under this Plan all or a portion of the Salary Compensation otherwise payable to the Participant by the Company (a “Salary Deferral Election”), which amount shall be designated by the Participant pursuant to such form as approved by the Administrative Committee for this purpose (any such amount so deferred, a “Salary Deferral”). To be eligible to make a Salary Deferral Election for a given calendar year, a Participant’s Eligibility Date must occur or have occurred on or before November 1 of the calendar year preceding the calendar year to which such Salary Deferral Election relates. To make a Salary Deferral Election, a Participant must complete, execute and file with the Administrative Committee a Salary Deferral Election form within the applicable deadlines set forth below. A Salary Deferral Election shall apply only with respect to the calendar year or portion thereof, specified in the Salary Deferral Election form, and, except as provided in Section 3.5 hereof, shall be irrevocable after the applicable deadline for making a Salary Deferral Election for such calendar year.

(a) In General. To be effective, a Salary Deferral Election form must be received by the Administrative Committee, within the period established by the Administrative Committee for a given calendar year; provided that such period ends on or before December 31 of the year prior to the calendar year for which the Salary Deferral Election is to be effective. If the Administrative Committee fails to receive a Salary Deferral Election form from a Participant during the period established by the Administrative Committee for such calendar year, the Participant shall be deemed to have elected not to make a Salary Deferral Election for that calendar year.

(b) Additional Rules and Procedures. The Administrative Committee shall have the discretion to adopt such additional rules and procedures applicable to Salary Deferral Elections that the Administrative Committee determines are necessary. By way of amplification and not limitation, the Administrative Committee may require a Participant to pay or provide for payment of cash to the Company, and/or take such other actions determined to be necessary where, as a result of a Participant’s Salary Deferral Election, the compensation payable to a Participant currently is less than such Participant’s tax withholding and other obligations. Notwithstanding the foregoing, only the Compensation Committee shall have the authority to limit the amount of Salary Compensation deferred by a Participant under this Plan for any calendar year.”

3.	Section 4.7(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“(a) Crediting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until (i) with respect to distribution events other than In-Service Distributions, the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence; and (ii) with respect to an In-Service Distribution, the date that is three (3) weeks prior to the In-Service Distribution Date with respect to such In-Service Distribution (the “Conversion Date”), at which time the deemed Investments of the portion of the Participant’s Account attributable to Deferrals, other than amounts invested in the Default Investment, shall be treated as sold and credited with a dollar value in accordance with Section 4.4(c) and invested in the Default Investment. For the period beginning on the Conversion Date and ending on the date on which distributions commence, the portion of the Participant’s Account attributable to Deferrals shall be credited with earnings as provided in Section 4.5. For purposes of this Section 4.7(a), for the period prior to the commencement of distributions, the portion of the Participant’s Account attributable to Company Matches shall be credited with interest as provided in Section 4.6. As of the close of business on the date distributions are to commence, interest and Investment earnings shall no longer be credited to a Participant’s Account pursuant to this Section 4.7(a) and interest shall be credited to the Participant’s Account as provided in Section 4.7(b).”

4.	Section 4. 7(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“(b) Crediting of Interest After Commencement of Installment Distributions. If any portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, interest shall be credited to the declining balance of the portion of the Participant’s Account subject to this Section 4.7(b), beginning on the day after the date on which distributions commence and continuing through the scheduled date of the final installment. The interest crediting rate for purposes of this Section 4.7(b) shall be determined as follows: (i) for events occurring prior to July 2, 2008 that give rise to a distribution, the per annum interest rate equal to the sum of (x) Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence; plus (y) one percent (1%); and (ii) for events occurring on or after July 2, 2008 that give rise to a distribution, the per annum interest rate equal to Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence.”

5.	Section 6.6(c)(i) of the Plan is hereby deleted in its entirety and replaced with the following:

“(i) Installment Distribution Option. If a Participant selects the “Installment Distribution Option”, with respect to all or a portion of a Participant’s Account, except as otherwise provided in this Section 6.6(c)(i), the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this section applies in equal quarterly or annual (as selected by the Participant) installments of principal and interest for a period of up to 20 years (as selected by the Participant). Notwithstanding the foregoing, if the Participant forfeits all or a portion of his Account pursuant to Section 6.7 (forfeiture for cause) or Section 6.8 (forfeiture for competition), the amount of the installment shall be recalculated as of the date of any such forfeiture taking into account the remaining amount due to the Participant and the remaining period over which such Participant was to receive installment payments pursuant to this Section 6.6(c)(i), with no further interest credited on the declining balance following such forfeiture. Amounts distributed pursuant to the Installment Distribution Option shall be treated as a single payment for purposes of the subsequent deferral election rules of Section 409A.”

6.	Article X of the Plan is hereby deleted in its entirety and replaced with the following:

“10.1 Payments Under This Plan are the Obligation of the Company. The Company last employing a Participant shall pay the benefits due the Participant under this Plan; however, should it fail to do so when a benefit is due, then the benefit shall be paid by the Trust. In any event, if the Trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by this Plan.

10.2 Plan May Be Funded Through the Trust. It is specifically recognized by both the Company and the Participants that the Company may, but is not required to, purchase life insurance so as to accumulate assets to fund the obligations of the Company under this Plan, and that the Company may, but is not required to, contribute any policy or policies it may purchase and any amounts or other assets it finds desirable to the Trust. However, under all circumstances, the Participants shall have no rights to any of those policies or any other assets contributed to the Trust; and, likewise, under all circumstances, the rights of the Participants to the assets held in the Trust shall be no greater than the rights expressed in this Plan and the Trust Agreement. Nothing contained in the Trust Agreement shall constitute a guarantee by the Company that assets of the Company transferred to the Trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. The Trust Agreement must specify that Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan.

10.3 Reversion of Excess Assets. Sysco may, at any time, request the record keeper for the Plan to determine the present Account balances, assuming the Account balances to be fully vested and taking into account credits and debits arising from deemed Investment earnings and losses or interest credited pursuant to Article IV, as of the month end coincident with or next preceding the request, of all Participants and Beneficiaries of deceased Participants for which the Company is or will be obligated to make payments under this Plan. For periods prior to a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries under this Plan, Sysco may direct the Trustee to return to Sysco the assets which are in excess of the Account balances under this Plan. For periods following a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries under this Plan by 10%, Sysco may direct the Trustee to return to Sysco the assets which are in excess of 110% of the Account balances under this Plan. If there has been a Change of Control, to determine excess assets, all contributions made prior to the Change of Control shall be subtracted from the fair market value of the assets held in the Trust as of the determination date but before the determination is made.

10.4 Participants Must Rely Only on General Credit of the Company. The Company and the Participants recognize that this Plan is only a general corporate commitment, and that each Participant is merely an unsecured general creditor of the Company with respect to any of the Company’s obligations under this Plan.”

7.	Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Sysco has caused this Amendment to be executed as of this 16th day of February, 2012, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ Russell T. Libby
Name: Title:	Russell T. Libby Senior Vice President, General Counsel and Corporate Secretary

ATTEST:

By:	/s/ Thomas P. Kurz
Name: Title:	Thomas P. Kurz Vice President, Deputy General Counsel and Assistant Secretary